UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Stellus Capital Investment Corporation

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EXPLANATORY NOTE

On May 11, 2020, Stellus Capital Investment Corporation (the “Company”) announced, in its quarterly report on Form 10-Q, the retirement of Paul Keglevic and the resignation of Joshua T. Davis from the Company's board of directors (the “Board”). Mr. Davis resigned from the Board in order for the Company to maintain a Board with a majority of independent directors as required by the Investment Company Act of 1940, as amended. Mr. Davis will continue as a partner and co-head of Stellus Capital Management, LLC’s Private Credit strategy and on its investment committee. In addition, the Company announced the reduction in the size of the Company's Board from 7 members to 5 members. In connection with Mr. Keglevic’s retirement, the Board appointed J. Tim Arnoult as chair of the audit committee of the Board and Bruce Bilger as chair of the nominating and corporate governance committee of the Board. The letter, attached hereto, describes these events in greater detail.

STELLUS CAPITAL INVESTMENT CORPORATION
4400 Post Oak Parkway, Suite 2200
Houston, Texas 77027
(713) 292-5400

May 12, 2020

Dear Stockholders,

This supplement provides updated information with respect to the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Stellus Capital Investment Corporation (the “Company”) to be held solely on the Internet by virtual means on June 25, 2020.

Effective May 15, 2020, Paul Keglevic retired and Joshua T. Davis resigned from their positions as members of the Company’s board of directors (the “Board”). Mr. Davis resigned from the Board in order for the Company to maintain a Board with a majority of independent directors as required by the Investment Company Act of 1940, as amended (the "1940 Act"). Mr. Davis will continue as a partner and co-head of Stellus Capital Management, LLC’s Private Credit strategy and on its investment committee. In light of his resignation, Mr. Davis, who was named as a nominee for election as a director of the Company for a three year term expiring in 2023 in the proxy statement for the Annual Meeting sent to stockholders on or about April 17, 2020 (the “Proxy Statement”), is removed as a nominee. In connection with the retirement of Mr. Keglevic and the resignation of Mr. Davis, the Board has determined to reduce its size from 7 members to 5 members, effective as of May 15, 2020. As a result, the Board comprises two Interested Directors (Robert T. Ladd and Dean D’Angelo), and three Independent Directors (J. Tim Arnoult, Bruce R. Bilger, and William C. Repko), effective as of May 15, 2020.

In connection with Mr. Keglevic’s retirement, the Board appointed J. Tim Arnoult as chair of the Board’s audit committee, effective May 15, 2020. The Board has also designated Mr. Arnoult an “audit committee financial expert,” as that term is defined in Item 407 of Regulation S-K under the Securities and Exchange Act of 1934, as amended. Effective May 15, 2020, the members of the audit committee will be Mr. Arnoult, Bruce R. Bilger and William C. Repko, each of whom meets the independence standards established by the Securities and Exchange Commission and the New York Stock Exchange (the “NYSE”) for audit committees, and each of whom is independent for purposes of the 1940 Act.

In addition, effective May 15, 2020, Mr. Bilger was appointed chair of the nominating and corporate governance committee. Effective May 15, 2020, the Board appointed Messrs. Bilger, Arnoult, and Repko, each of whom is independent for purposes of the 1940 Act and the NYSE corporate governance regulations, as the members of the nominating and corporate governance committee.

Any votes cast for Mr. Davis will be disregarded and not counted. It is not necessary for you to re-vote your shares if you have already voted or obtain a new proxy card if you have not yet voted. Any stockholder of record who wants to re-vote or change a previously executed proxy may do so by following the instructions set forth in the Proxy Statement.

Except as described in this supplement, the information previously provided in the Proxy Statement continues to apply and should be considered in voting your shares.

By Order of the Board

W. Todd Huskinson

Chief Financial Officer, Chief Compliance Officer and Secretary
Houston, Texas
May 12, 2020